Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-111736) of Corporate Office Properties Trust of our report dated July 14, 2006 relating to the financial statements and supplemental schedules of Corporate Office Properties, L.P. Employee Retirement Savings Plan, which appear in this Form 11-K.

/s/ PricewaterhouseCoopers, LLP

Baltimore, MD
July 14, 2006